EXHIBIT 10.4

On behalf of KeyBank National Association (“KeyBank”), a KeyCorp affiliate (KeyCorp and its affiliates, including KeyBank, are individually or collectively herein called “Key”)*, we are delighted to extend you our offer of employment as Chief Financial Officer. You will report to me, and will be recommended for the title of Executive Vice President.

Base Salary

Your annualized base salary will be $600,000 less applicable withholdings.

New Hire Equity Award (3-year vest)

You will receive an award of phantom shares (rounded down to the nearest whole share) in the amount of $2,100,000 pursuant to, and subject to the terms and conditions of, the KeyCorp 2013 Equity Compensation Plan. One-third of your phantom shares will vest on each of the first three anniversaries of the date of grant. Vested phantom shares will be paid to you in Key common shares. As a condition for receiving these phantom shares you are required to execute (accept) an award agreement which contains certain restrictions, including (i) your use of Key’s non-public information and intellectual property and (ii) solicitation of Key’s employees and customers.

Annual Incentive Compensation

You will be eligible to participate in the 2013 KeyCorp Annual Incentive Plan. For the 2013 performance period, you will be eligible to receive a minimum annual incentive award of $600,000, but you may be eligible to earn more than this incentive amount based on your performance and Key’s overall performance. Incentive compensation awards are paid on or before March 15 of the year following the performance period (i.e. in March of 2014).

Long Term Incentive Compensation

You will be eligible to participate in the Key long-term incentive compensation (“LTIC”) program beginning in 2013. Your annual LTIC target is $1,200,000. For 2013, your minimum LTIC award will be $1,200,000, but you may be eligible to earn more than this amount based on your performance and Key’s overall performance. LTIC awards for the 2013 performance period will be granted in the first quarter of 2014. For future years, the actual amount of your LTIC awards will be based on both your performance and Key’s performance for the applicable performance period.

Under the current terms of the LTIC program, your LTIC award will be delivered as a variable mix of equity (e.g. cash performance shares, restricted stock units, and stock options); however, the structure of the LTIC program and the equity mix is determined annually and may change. Cash performance shares are subject to a three-year cliff vesting requirement, while

* Employer contact information can be found at (i) Key Employee Services, 4910 Tiedeman Road, Brooklyn, Ohio 44144; or (ii) 1-888-KEYS2HR; or (iii) or by accessing www.key.com.

restricted stock units and stock options are subject to a four-year ratable vesting requirement. Prior to vesting, all LTIC awards will be risk reviewed to ensure that both you and your business unit continue to comply with Key’s risk requirements.

Mandatory Deferral

Key’s incentive compensation policies require that you defer 50 percent of the sum of your annual and long-term incentive compensation (referred to as your “total incentive award”). Long-term incentive compensation is considered first for purposes of determining whether you satisfy the required deferral percentage. The amount of your annual incentive compensation required to be deferred (if any) is the additional amount necessary to satisfy the required deferred percentage in excess of your long-term incentive compensation. Any deferred annual incentive compensation will be delivered to you in the form of equity subject to a multi-year vesting schedule. Based on the target amounts of your annual and long-term incentive compensation, you should not be required to defer any portion of your annual incentive compensation; however, this is dependent on the actual long-term incentive compensation you are awarded in any given year relative to your total incentive award.

Please note that your long-term incentive compensation and deferred annual incentive compensation (if any) is subject to Key’s incentive compensation policies, including those related to risk balancing.

Deferred Savings Plan

Based on your position and compensation level, you will be eligible to participate in Key’s Deferred Savings Plan. The Deferred Savings Plan allows you to defer a portion of your eligible compensation to the Plan until your retirement or termination from Key. You may only defer compensation to the Plan once your compensation exceeds the Internal Revenue Service’s prescribed compensation level for the applicable plan year (i.e. for 2013, this limit is $255,000). The term “compensation” generally includes both your annual incentive award and your base salary.

If you are interested in deferring a pro-rated amount of your 2013 compensation to the Deferred Savings Plan, you must complete a deferral election within 30 days of becoming employed at Key. You will be provided with an overview and summary of the Deferred Savings Plan prior to your employment start date.

Change of Control Agreement

At the time of your employment with Key, you will be provided with a Change of Control Agreement that will provide you with certain benefits in the event that your employment is terminated as a result of a change of control (as that term is defined in Change of Control Agreement) of Key.

Executive Health Program

You will be eligible to participate in Key’s Executive Health Program which is provided to a select group of Key executives to provide additional wellness services and requires that you obtain a periodic physical examination.

Relocation

As part of this employment offer, you are eligible to receive executive relocation benefits. These relocation benefits will include a $100,000 miscellaneous expense allowance (subject to applicable taxes); up to six months of temporary housing; reimbursement of duplicate housing expenses, not to exceed $4,000 per month, for up to twelve months; reimbursement of reasonable costs incurred in house hunting trips; assistance in selling your existing home and/or purchasing a new home; as well as packing and shipment of your household goods. The specific benefits being offered to you will be described in greater detail in the Relocation Program Guide that will be provided to you separately.

Please note that, as a condition to receiving relocation benefits, you are required to execute a Relocation Repayment Agreement and return it to Global Mobility Solutions (GMS), our relocation provider, for your relocation amount to fund. The terms and conditions of your relocation requirements are outlined in the Relocation Program Guide and the Relocation Payment Agreement.

Wealth Management Services

As a new leader within Key, we want to introduce you to the services that are provided by Key Private Bank. Key Private Bank is specialized in working with the unique needs of Key’s senior executives and can provide you with wealth management services tailored to meet your personal financial circumstances. A representative from Key Private Bank will be calling on you soon to welcome you on board and to introduce you to your Key Private Bank relationship manager.

Employee Benefits

As an employee of Key you also will be eligible for the following Key benefits:

•	Participation in the KeyCorp 401(k) Savings Plan and KeyCorp Long Term Disability Plan.
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An opportunity to enroll in Key’s Medical Plan, Dental Plan, Vision Plan, Group Term Life Plan, and Accidental Death and Dismemberment Plan. Coverage under Key’s plans generally begins on the first day of the month following your employment date.

•	You will be entitled to paid time off (“PTO”) which will be prorated for the remainder of 2013 based on your date of hire. For 2014, you will be entitled to 25 days of PTO.

Additional benefits are outlined in the New Employee Welcome Packet, which will be mailed to your home under separate cover. Please know that Key reserves the right to revise and terminate the various benefits and plans that are outlined in this Offer Letter at any time and for any reason.

Section 409A Requirements

The terms and conditions of this Offer Letter will be administered in accordance with the requirements of Section 409A of the Internal Revenue Code, which strictly regulates the time and form of payment of all deferred compensation. If you are a “specified employee” of KeyCorp at the time of your separation from service, the distribution of any vested deferred compensation outlined herein will not be made to you until the first day of the seventh month following your separation from service, as required under the provisions of Section 409A. If you are subject to this payment limitation at the time of your separation, you will be notified by Key.

Compensation Conditions

Please note that your eligibility for continued employment, bonuses, and other benefits set forth in this Offer Letter is conditioned upon (i) your transfer and maintenance of all required licensing and registration requirements, if applicable, (ii) your continuing acceptable job performance and (iii) your continuing and active employment in substantially the same position for which you are currently being hired. In the event that you are not performing in an acceptable manner, or you are not in such active employment, or have failed to transfer and maintain your licensing or registration requirements at the time such amounts become due and payable, Key shall have no obligation to continue to employ you or to pay such additional amounts to you.

Non-Solicitation of Key Customers

During the course of your employment at Key you may become aware of Key’s customers through access to confidential or proprietary information. Except in the performance of your duties for Key, you acknowledge and agree that from your employment date through a period of twelve months following your termination of employment with Key for any reason, you will not, directly, or indirectly, for yourself or on behalf of any other person or entity, call upon, solicit, or do business with (other than for a business which does not compete with any business or business activity conducted by Key) any Key customer or potential Key customer with whom you interacted, became acquainted, or learned of through access to Key information while you were performing services for Key during your employment with Key.

Offer Contingency

This employment offer and the compensation payable to you as set forth above are contingent upon your satisfactory completion of the following, in Key’s judgment:

•	Application for employment and any required related documents;
•	Review of references, a pre-employment drug screen, a domestic background investigation, and in certain instances, a review of your credit history (where permitted by law);
•	A review of your criminal offenses, if any, including FDIC prohibited offenses, as well as a review of court records and pre-employment fingerprinting (where permitted by law).

Key reserves the right to withdraw its offer of employment or to terminate your employment (if you become employed at Key) if the results of any of the foregoing reviews are determined by Key to be unsatisfactory.

Please know that as a condition of your employment and continued employment at Key, you are and will be required at all times to comply with Key’s policies and rules, which may change from time to time, including, but not limited to the rules and policies regarding trade secrets, intellectual property, the non-solicitation of employees, and Key’s Code of Ethics.

Representations to Key

You understand and agree that this offer is contingent upon your execution a Memorandum of Understanding with Key prior to your start date confirming your post-employment obligations to your prior employer regarding the non-solicitation of customers and/or employees of your prior employer and which reflects your agreement to maintain the confidentiality of your prior employer’s confidential, proprietary and trade secret information and other any post-employment obligations.

You represent, and you warrant to Key, that you will enter into agreement(s) with your prior employer that address your post-employment obligations to your prior employer. In the event that you fail to abide by the terms of this Offer Letter, the Memorandum of Understanding, and/or the agreements with your prior employer, or in the event that Key learns that you have additional post-employment obligations to your prior employer which you have not disclosed and are not addressed in the above-referenced agreements or the Memorandum of Understanding, Key will have the right to withdraw this offer or terminate your employment if you have already become employed with Key. You acknowledge and agree that you will have no recourse against Key in the event of such an action.

Don, this Offer Letter sets out the complete terms of Key’s offer to you. Please do not construe it as a contract of employment for a fixed period of time. Your employment with Key will be as an “at-will” employee; just as you are free to terminate your employment with Key at any time and for any reason, Key similarly maintains the right to terminate your employment at any time and for any reason.

Please signify your acceptance of this Offer Letter by signing in the spaces provided below and return it to me. Please keep a copy of this Offer Letter for your records. This Offer Letter may be executed in counterparts and by facsimile signature, as well as electronic transmissions thereof and it shall be treated as an original.

This Offer Letter supersedes all previous oral or written communications regarding your employment with Key.

Welcome! We are pleased that you will be joining us at Key!

Sincerely,

/s/ Beth E. Mooney Beth E. Mooney Chairman and Chief Executive Officer KeyCorp

AGREED TO:

/s/ Donald R. Kimble, Jr.	May 19, 2013
Donald R. Kimble, Jr.	(Date)